Exhibit 99.1

                Chevron Increases Capacity Reservation
  to 1 Bcf/d at Cheniere Energy's Sabine Pass LNG Receiving Terminal

    HOUSTON--(BUSINESS WIRE)--Dec. 1, 2005--Cheniere Energy Inc. (AMEX:LNG) announced that a subsidiary of Chevron Corporation (NYSE:CVX) has elected to increase its reserved liquefied natural gas
(LNG) regasification capacity at the Sabine Pass LNG receiving terminal to 1 billion cubic feet per day (Bcf/d). Chevron USA, Inc. and Sabine Pass LNG L.P. a wholly-owned subsidiary of Cheniere entered into Terminal Use and related agreements in November 2004 providing Chevron with an initial 700 million cubic feet per day of capacity at the terminal for 20 years commencing no later than July 2009.
    The Sabine Pass LNG receiving terminal is being constructed near Sabine Pass in Cameron Parish, Louisiana. It will be capable of receiving vessels of up to 250,000 cubic meters and is permitted for
2.6 Bcf/d of regasification capacity in its first phase. Cheniere has made a filing with the Federal Energy Regulatory Commission seeking to expand the facility's regasification capacity to 4 Bcf/d.
    Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG receiving terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA and developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, and near the Creole Trail in Cameron Parish, LA. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.



    CONTACT: Cheniere Energy, Inc., Houston
             David Castaneda, 713-265-0202